EXHIBIT 10.1


                                   Resolution
                                     of the
                               Board of Directors
                                       of
                               Avado Brands, Inc.

                                February 27, 2002


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     "Whereas,  in 1998, the Avado Brands Board of Directors  believed it in the best interest of shareholders to prevent insiders from having to sell shares of the Company on the open market, and therefore granted a series of loans to Tom
E. DuPree, Jr.;

     Whereas, said loans, reflected in four Notes receivable, were extended to Mr. DuPree in 1998 and 1999;

     Whereas, the Notes from Mr. DuPree, have a balance of principal and interest of $13,823,706.23 as of December 15, 2001, and are due and payable on June 30, 2002;

     Whereas, the DuPree Notes have an interest rate of 11.5 percent;

     Whereas, $3 million of the Notes are secured by one piece of property owned by Mr. DuPree, and a Limited Guaranty as secured by a second piece of property;

     Whereas, Mr. DuPree has advised the Board that he is currently unable to pay the loans and does not anticipate being able to pay the loans off when they become due;

     Whereas, the Board is unwilling to forgive any portion of the Notes, but believes it is in the best interest of the Company to strengthen its position by replacing the real estate as collateral with an amount of cash and or subnotes that would serve as collateral for all of Mr. DuPree's Notes Receivable;

     Whereas a Special Committee of the Board of Directors was formed to consider a collateral swap as proposed by Mr. DuPree, and that the Special Committee, after receiving independent legal advise from outside counsel, and after due consideration, review and arms length negotiation, the Special Committee approved a revised collateral swap proposal, which action was ratified by the Board;

     Resolved, that the four Notes Receivable from Mr. DuPree be replaced by one Note Receivable (New Note) from Mr. DuPree;

     Further resolved that the Board authorizes the Company to release its interest in both pieces of real property collateral that secured one of the Notes Receivable from Mr. DuPree but that the security interest will remain in force and will follow the new collateral;

     Further resolved that both pieces of the real property collateral that secured one of the Notes Receivable be replaced with the proceeds from the sale of said collateral, and that said collateral will secure the New Note;

     Further resolved that the proceeds from the sale be placed in an account in which the Company has a security interest, and that money in that account be used only for the purchase of Subnotes or other conservative investments, and that said Subnotes which would likewise be placed in the account and serve as collateral for the New Note;

     Further resolved that after purchase of the Subnotes, any residual funds in the account be used to pay on the balance due on the New Note;

     Further resolved that the interest rate on the New Note be 113/4;

     Further resolved that the due date on the New Note be extended to June 15, 2009, and that the interest payment due dates of the Notes be matched to the interest payment due dates (June 15 and December 15 annually) of the Subnotes;

     Further resolved that the interest due on the Subnotes be paid to the above-referenced account and immediately paid back to the Company. Any amount of interest paid on the Subnotes beyond the amount of interest owned on the New Note would go to reduce the principal on the New Note. Any amount of interest on the New Note beyond the amount of interest paid pursuant to the Subnotes would accrue;

     Further resolved that officials of the Company be authorized to execute such quitclaim deeds or take further actions as are necessary to effectuate the provisions of this Resolution."